Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Brad Hayes
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP ANNOUNCES DEFINITIVE AGREEMENT
TO ACQUIRE US PATHOLOGY LABS, INC.

Burlington, NC, December 14, 2004 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) and US Pathology Labs, Inc. (US LABS), a provider of anatomic pathology and oncology testing services with a focus on the outpatient market, today announced that they have entered into a definitive agreement under which LabCorp will acquire all of the outstanding shares of US LABS for approximately $155 million in cash. The transaction, which is subject to regulatory and US LABS shareholder approval, is expected to close in the first quarter of 2005.

“We are excited to have reached an agreement with this well respected anatomic pathology and oncology testing laboratory,” said Tom Mac Mahon, LabCorp’s chairman and chief executive officer. “The proposed acquisition of US LABS is a key part of LabCorp’s efforts to continue to be a leading provider of anatomical pathology services, an important part of our cancer strategy. In addition to acquiring a leading independent pathology laboratory, this acquisition provides LabCorp the opportunity to perform other esoteric and genomic tests in US LABS’ California facility, a key strategic need to our organization. We are also pleased the management team has agreed to continue on in their current responsibilities, as part of LabCorp.”

“The management team at US LABS is pleased to be joining a leading cancer and esoteric testing laboratory in the United States,” said Judd Jessup, chief executive officer of US LABS. “Our combined experience and testing capability is certain to bring tremendous benefits to patients, physicians, customers and employees across the country. Bringing together the complementary anatomic pathology and oncology capabilities within US LABS and LabCorp is an important development for both organizations.”

About US LABS
Irvine-based US LABS is a national, anatomic pathology reference laboratory devoted to comprehensive, high-quality, rapid-response cancer testing. The company provides diagnostic, prognostic, and predictive cancer testing services to hospitals, physician offices and surgery centers.

About LabCorp
Laboratory Corporation of America® Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent SEC filings.